EXHIBIT  3.2



                     MEMORANDUM OF AGREEMENT Dated
                     this 1st day of December 2003.

                              BETWEEN:

                     FIRSTLINE RECOVERY SYSTEMS INC.,
                     OF 203 20189 56TH Avenue Langley, B.C. V3A 3Y6.
                     A corporation incorporated pursuant to the laws of the Province of British Columbia.
                                      (Herein referred to as the "Debtor")

                                      -and-

                     FIRSTLINE ENVIRONMENTAL SOLUTIONS INC.,
                     Having its corporate office at, 203 20189 56th Avenue Langley, B.C. V3A 3Y6
                     A public company incorporated in the State of Florida, in the United States of America.
                                         (Herein referred to the "Share Issuer")

                                      -and-

                     Creditor At,
                     Address, Street, City, Postal Code


                     (Herein referred to as the "Creditor")


                            DEBT SETTLEMENT AGREEMENT


WHEREAS: Firstline Environmental Solutions Inc., wholly owns all of the outstanding shares in Firstline Recovery Systems Inc., and therefore, agrees to issue its shares for the settlement of debit owed by Firstline Recovery Systems Inc., to the creditor(s) as follow:

1. The Creditor(s) hereby subscribes for and agrees to take a total of 120,000 Common Shares of the capital stock of the Corporation at $0.18 cents USD per Share (the "Shares") for a total consideration of $ 21,600.00 USD. It is agreed the Creditor may subscribe to receive warrant shares at $0.30 cents USD per share, exercisable for two years from the execution of the settlement agreement. The number of subscribed warrants will be, 120,000 shares. The Creditor(s) agrees to accept the Shares in full satisfaction of the total debt of $12,000.00 CDN owing by Firstline Recovery Systems Inc.


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2.   The Creditor(s) hereby acknowledge and agree that:

     a. The distribution of securities pursuant to this "Debt Settlement Agreement" will be made pursuant to an exemption from the Prospectus requirements found in the Securities Act as amended (the "Act").
     b. The Creditor is fully aware of the speculative nature and risks attendant upon the purchase of the Shares in the Corporation and assumes fully all the risks attendant therewith.
     c.   The Creditor is purchasing the Shares as principal.
     d. This "Debt Settlement Agreement" is made in the Province of British Columbia and shall be subject to the laws of the Province of British Columbia and the laws of Canada applicable within.
     e. The Creditor and the Corporation will execute all such further documents and assurances as may be required to give full force and effect to the "Debt Settlement Agreement."


IN WITNESS WEREOF, the Creditor and the Corporations have caused the "Agreement" to be executed at the City of Langley in the Province of British Columbia as of this 1st day of December 2003.

Creditor

___________________________________________         Witness:_________________
Authorized Signatory


FIRSTLINE RECOVERY SYSTEMS INC.


___________________________________________
Authorized Signatory

FIRSTLINE ENVIRONMENTAL SOLUTIONS INC.


__________________________________________Authorized Signatory






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